UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2008

NEAH POWER SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22122 20th Ave. SE, Suite 161, Bothell, Washington 98021
(Address of principal executive offices) (Zip Code)

(425) 424-3324
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On May 23, 2008, we received a notice of public sale of collateral (the “Notice”) from NPS Investment Co., LLC (“NPS”), as assignor of, and successor-in-interest to, EPD Investment Co., LLC (“EPD”), a secured lender of our company. The Notice was issued pursuant to a series of related financing transaction agreements between our company and EPD dated on or about November 9, 2007, including without limitation, a purchase agreement, a 10% promissory note in the original principal amount of $500,000, a security agreement and an escrow agreement (collectively, the “Loan Documents”). The Notice contemplates that, on June 16, 2008, NPS will sell the stock of our wholly-owned subsidiary, Neah Power Systems, Inc., a Washington corporation, and substantially all of our patents and patent applications. At March 31, 2008, the outstanding principal amount of the loan was $437,424.

As we previously reported, an event of default exists under the Loan Documents as a result of our failure to issue shares of our common stock to EPD on May 9, 2008 having a value of $100,000 and our failure to pledge additional shares of our common stock as security for the loan, each as required by the Loan Documents.

We are currently in discussions with NPS to resolve this matter by curing the default and rescinding or otherwise staying the sale of collateral. We believe we will successfully resolve this matter prior to any sale of collateral, although there can be no assurance.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEAH POWER SYSTEMS, INC.

Dated: May 30, 2008	By: /s/ Gerard C. D’Couto
Name: Gerard C. D’Couto
Title: Chief Executive Officer